May 4, 2018

PRIVATE & CONFIDENTIAL

Fusion Connect, Inc.
420 Lexington Avenue, Suite 1718
New York, New York 10170
Attention: General Counsel

Ladies and Gentlemen:

Reference is made to the Merger Agreement, dated as of August 25, 2017, as amended (the “Merger Agreement”), by and among the Fusion Connect, Inc. (formerly known as Fusion Telecommunications International, Inc.), a Delaware corporation (“Fusion”), Birch Communications Holdings, Inc., a Georgia corporation, and Fusion BCHI Acquisition LLC, a Delaware limited liability company (“Fusion BCHI”). Capitalized terms used but not defined herein have the meaning given to them in the Merger Agreement.

For a period of twenty four (24) months following the Closing (the “Indemnity Period”), BCHI Holdings, LLC, a Georgia limited liability company (“Holdings”), agrees to indemnify and hold harmless Birch Communications, LLC (“BCLLC'') and each other subsidiary that remained a subsidiary of BCLLC after the Closing (BCLLC and each such other subsidiary of BCLLC hereinafter collectively referred to as a “Covered Subsidiary”) from and against any and all asserted and/or actual liabilities for unpaid state income or franchise taxes, late fees and penalties and interest owed for 2017 and prior years and paid by BCLLC after the Closing. Notwithstanding the foregoing, Fusion BCHI agrees that Fusion BCHI shall cover the initial $1,000,000 of any actual tax liabilities (but not any late fees, penalties and interest associated therewith). Holdings shall have the right to assume the defense of these matters and shall have the right to settle such matters so long as such settlement does not involve any monetary payment by the Company and/or its Subsidiaries and does not otherwise have a material adverse effect on the business of the Company and its Subsidiaries with respect to any state taxes.

Amounts owed by Holdings under the foregoing indemnity may be paid in cash or through the transfer to Fusion of a number of shares of Fusion common stock equal to (rounded up or down to the nearest whole share) (1) the amount of such obligation divided by (2) the greater of (A) $3.00, or (B) the weighted average daily closing bid price of the Fusion common stock, as reported by NASDAQ (or any successor to such exchange), for five (5) consecutive trading days ending immediately prior to the third (3rd) business day preceding the date of such transfer. Any cash payment and/or return of shares of Fusion common stock shall be completed within five (5) business days of the date that the Covered Subsidiary's liability has been determined. During the Indemnity Period, Holdings shall, at all times, maintain in its name liquid assets and shares of Fusion common stock with an aggregate value of no less than $5.0 million; provided, that for the purposes of determining the value of shares of Fusion common stock, such shares will not be deemed to have a value of less than $3.00 per share, regardless of the then-current market price for such shares. Amounts owed by Holdings under this indemnity shall be settled within ten (10) days of the liability being incurred.

This letter agreement shall be governed by, and construed and enforced in accordance with, the internal Laws of the State of Delaware, without regard to any applicable conflict of laws principles (whether of the State of Delaware or any other jurisdiction). This letter agreement may be executed in two or more counterparts, each of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

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If you agree with the foregoing, please sign and return a copy of this letter agreement, which will constitute our agreement with respect to the subject matter hereof.

Very truly yours,

BCHI HOLDINGS, LLC

By:  /s/ Holcombe T. Green. Jr.
Name: Holcombe T. Green, Jr.
Title: Manager

ACKNOWLEDGED AND AGREED to
as of this 4th day of May, 2018:

FUSION CONNECT, INC.

By:  /s/ James P. Prenetta, Jr.
Name: James P. Prenetta, Jr.
Title: Executive Vice President and General Counsel

[Signature Page to Side Letter]